Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13G, and for the completeness and accuracy of the information concerning him, her, or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

Dated: July 15, 2025

/s/ Eng Chye Koh
Eng Chye Koh

All Wealthy International Limited

By:	/s/ Eng Chye Koh
Name:	Eng Chye Koh
Title:	Director

iO3 Strategic Investments Limited

By:	/s/ Eng Chye Koh
Name:	Eng Chye Koh
Title:	Director